Exhibit 10.46

EXECUTION COPY

THIS INDENTURE OF LEASE dated as of the 11th day of July, 2006 (“Execution Date”), is made by and between 445 Simarano Drive, Marlborough LLC, a Massachusetts limited liability company with offices c/o Ram Management Co., Inc., 200 U.S. Route One, Suite 200, Scarborough, Maine 04074 (hereinafter called the “Landlord”) and Cytyc Corporation, a Delaware corporation with a mailing address of 250 Campus Drive, Marlborough, Massachusetts 01752 (hereinafter called the “Tenant”).

WITNESSETH that for and in consideration of the rents herein reserved and the covenants and agreements herein contained and expressed and to be kept, performed and fulfilled, the parties agree as follows:

Section 1 - Premises; Building; Land; Landlord’s Work.

(A) Landlord hereby demises and lets unto Tenant, and Tenant hereby leases from Landlord a portion of the building at 445 Simarano Drive, Marlborough, Massachusetts (the “Building”), the leased premises is deemed to contain 129,588 rentable square feet on the first floor and 15,939 rentable square feet of second floor office space (a total of 145,527 rentable square feet), and shown as the building space highlighted on Exhibit A annexed hereto (the “Premises”) and use, in common with others, of such easements and appurtenances necessary for access to the Premises (as defined herein). The Building is located on the parcel of land. (“Land”) shown on Exhibit A-1. The legal description of the Land is set forth on Exhibit A-2. The Building, the Land, all improvements located on the Land, and all rights of way and easements appurtenant thereto are herein referred to as the “Property”. Tenant shall have access to the Premises on a 24 hour, 365 days per year basis. The Landlord shall provide Tenant, at no charge, with parking based on a ratio of 2.3 cars per 1,000 square feet based on the total rentable square feet of the building (175,763 sf.). In addition, included within the above-referenced allotment of parking spaces, Landlord shall provide Tenant at no charge approximately 108 designated spaces (the upper parking lot servicing the second floor) for Tenant’s exclusive use. All other parking spaces shall be for use by Tenant in common with other tenants in the Building (except for such parking spaces that are provided to Cascade Promotions’ space for its exclusive use), all of which parking spaces shall be located within the Building’s parking areas, all as set forth on Exhibit A-1.

(B) The Landlord shall provide the Vanilla Box and Base Building standard in accordance with the terms and conditions set forth in Exhibit B attached hereto and made a part hereof (“Landlord’s Work”). Landlord shall complete the following items of Landlord’s Work as follows: (1) Landlord’s work on Exhibit B attached hereto on or before July 14, 2006, subject to force majeure to the extent stated in Exhibit B: Items 1, 2 and 7; (2) Landlord’s Work on Exhibit K 2, 3, and 6 on or before July 14, 2006, subject to force majeure to the extent stated in Exhibit K, and (3) all other items of Landlord’s Work set forth on Exhibits B and K, within the timeframes set in said Exhibits B and K, subject to force majeure and delays in installation up to a maximum of thirty (30) days. All other work, permits and approvals shall be at Tenant’s sole cost and expense and as set forth in Section 15 below. Otherwise, except as expressly set forth in this Lease, the Landlord shall provide the Tenant with the Premises in “broom clean” condition and “as is.” In addition, the Landlord shall provide a Tenant Improvement Allowance of $1,150,000 for Tenant’s construction work in the space in accordance with the terms and conditions set forth in Section 15 below.

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(C) Subject to the force majeure provision set forth in Section 1(B) above, in the event that Landlord’s Work (as described on Exhibit B) is not substantially completed as of the Rent Commencement Date, Landlord shall provide Tenant with one-half day’s free Base Rent (as liquidated damages) for each day of delay in Landlord’s substantial completion after the Rent Commencement Date. If such delay continues beyond thirty (30) days, Landlord shall provide Tenant with one day’s free Base Rent (as liquidated damages) for each day of such further delay.

(D) Seismic Provision. Landlord agrees to engage a reputable seismic expert to determine whether the Building requires upgrading in order to comply with Massachusetts law. Landlord shall, by July 14, 2006 (subject to Landlord’s right to extend to July 21, 2006 if requested by its seismic expert, deliver to Tenant a report from such expert setting forth such expert’s opinion as to whether the Building requires such upgrade work. If required by such report, Landlord will perform work to upgrade the Building so long as the Landlord’s cost of such work does not exceed $150,000 and the Tenant shall contribute the next $75,000 of said cost. To the extent the cost of such required work is less than $150,000, such savings shall inure to Landlord’s benefit. If Landlord does not deliver such report to Tenant on the date set forth above, or if the cost of such work exceeds $225,000 and the Landlord and Tenant cannot agree on allocation of the additional cost, then either party shall have the right, exercisable upon written notice to the other party to terminate this Lease. Any work required by such expert’s report shall be completed by the Rent Commencement Date, subject to force majeure up to a maximum of thirty (30) days.

(E) In the event that an additional handicapped chairlift is required to be installed to comply with applicable law, Landlord shall perform all work necessary to install such chair lift and Tenant agrees to pay 1/3 of the cost of such work up to a maximum of $25,000. Such work, if required, shall be completed by November 1, 2006, subject to force majeure up to a maximum extension of thirty (30) days.

Section 2 - Term; Term Commencement Date; Rent Commencement Date; Tenant Work; Landlord Delays,

(A) The term of this Lease shall commence as of the Term Commencement Date, as hereinafter defined. The Term Commencement Date shall be defined as the date that Landlord delivers the Premises to Tenant in a condition which will allow Tenant to commence Tenant’s Work, with the Landlord’s Work identified in items numbered 1, 2 and 7 in Exhibit B complete and with the items numbered 2, 3 and 6 in Exhibit K complete, and shall, subject to the provisions of this Lease, terminate as of the date (“Termination Date”) which is twelve (12) years and three (3) months commencing on the Rent Commencement Date, except that if the Rent Commencement Date occurs on other than the first day of a calendar month, then the Termination Date shall be the last day of the calendar month which the date twelve years and three months after the Rent Commencement Date occurs.

(B) The “Rent Commencement Date” shall be defined as the date one hundred twenty (120) days after the Term Commencement Date, except that, in the event that Tenant’s Work is delayed by any Landlord Delays, as hereinafter defined, the Rent Commencement Date shall be extended by the period of any Landlord Delays; whether it has been delayed by force majeure

The parties shall, promptly after the occurrence of the Rent Commencement Date, execute a written agreement confirming the Term Commencement Date, the Rent Commencement Date, and the Termination Date.

(C) “Tenant Work” shall be defined as all work to be performed by Tenant in the initial preparation of the Premises for Tenant’s occupancy. Landlord shall, at no cost to Landlord (except that the Tenant Improvement Allowance may be applied to such costs), cooperate with Tenant in such manner as Tenant may reasonably request, in obtaining all permits and approvals necessary for the performance of Tenant’s Work and Tenant’s use of the Premises.

(D) “Landlord Delays” shall be defined as any delay in the performance of the Tenant Work by reason of: (i) the default or delay of Landlord, or Landlord’s agents, employees or contractors, (ii) Landlord’s failure, for any reason, to complete all of Landlord’s Work on or before the date one hundred twenty (120) days after the Term Commencement Date; whether it has been delayed by force majeure, or (ii) Tenant’s inability to obtain a building permit or certificate of occupancy solely based upon the non-compliance of the exterior common areas of the Building, and the common vestibule located behind the Cascade Promotions’ space, or the Property with applicable laws, ordinances or regulations (collectively “Laws”).

(E) If the Term Commencement Date does not occur on or before August 15, 2006 for any reason, subject to extension in the event of force majeure not exceeding 30 days, then Tenant shall have the right to terminate this Lease upon written notice to Landlord.

Section 3 - Rent Commencement Date and Rent Rate.

(A) For the purposes of this Section 3, “Rent Month” shall be defined as any calendar month during the term of this Lease commencing as of the Rent Commencement Date, or on the same day of the months following the Rent Commencement Date. For example, if the Rent Commencement Date occurs on December 15, 2006, then Rent Month 1 shall be the period commencing as of December 15, 2006 and ending as of January 14, 2007, Rent Month 2 shall be the period commencing as of January 15, 2007 and ending as of February 14, 2007, etc.

(B) For the purposes of this Section 3, “Rent Year” shall be defined as any twelve month period during the term commencing as of the Rent Commencement Date, or as of any anniversary of the Rent Commencement Date.

(C) Commencing on the Rent Commencement Date, Tenant shall pay to Landlord rent (“Base Rent”) for the Premises monthly, in advance, on or before the first day of each month (prorated for any partial month), with first Rent Year’s rent being paid on a phase-in basis, as follows:

Period	Rent per rentable square foot per annum	Total Period Rent	Monthly Rent
Rent Months 1-6 Base Rent payable on 20,000 sf	$6.35	$63,500	$10,583

Rent Months 7-9 Base Rent payable on 80,000 sf	$6.35	$127,000	$42,333
Rent Months 10-12 Base Rent payable on 125,000 sf	$6.35	$198,437	$66,146
Rent Years 2-3 Base Rent payable on 145,527 beginning on the first anniversary of the Rent Commencement Date (subject to the provisions of Section 8 below)	$6.35	$924,096	$77,008
Rent Years 4-6	$6.75	$982,307	$81,859
Rent Years 7-9	$7.50	$1,091,453	$90,954
Rent Years 10-the end of the initial term	$8.25	$1,200,598	$100,050

Section 4 Additional Rent.

(A) Operating Costs,

(1) Commencing as of the Rent Commencement Date, and continuing thereafter throughout the term of this Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share (as hereinafter defined) of all of the costs of the Property (“Operating Costs”). Operating Costs may include, but shall not be limited to: i) cleaning and maintenance of the common areas, ii) clearing and snow removal from parking area, access drives, and all other paved areas on the Land, iii) insurance carried by Landlord with respect to the Property in accordance with the provisions of this Lease (“Insurance Costs”), iv) landscaping and grounds care, v) repairs and maintenance of the buildings and improvements on the Property, vi) maintenance and other costs related to water, sewer, septic, storm drainage and other utility services provided to the Property to the extent such utilities are not separately metered to the Premises and other tenant premises in the Property, and vi) parking lot and exterior lighting maintenance and repairs. Operating Costs shall not include Excluded Costs, as hereinafter defined.

(2) In the event that Tenant leases the ROFO Space (as defined below) and becomes the sole Tenant of the Building, Landlord shall, on or before the December 1 immediately preceding each calendar year during the term of this Lease, provide to Tenant, for Tenant’s written approval, a budget for Operating Costs for such calendar year. Tenant shall not unreasonably withhold its approval of such budget and Tenant shall, within fifteen (15) days after its receipt of such budget, advise Landlord as to whether it approves such budget. Any dispute as to any such budget shall be submitted to arbitration in accordance with Section 48 hereof.

(3) Intentionally deleted.

(B) Property Management Fee Rent. Commencing as of the Rent Commencement Date, and continuing thereafter throughout the term of this Lease, Tenant shall pay to Landlord, as Additional Rent, Property Management Fee Rent equal to three (3%) percent of the sum of: (i) Base Rent, (ii) Operating Costs, and (iii) Taxes payable by Tenant to Landlord, from time to time, pursuant to the provisions of this Lease. Notwithstanding the foregoing, if Tenant exercises its right of first refusal and becomes sole tenant in building, Tenant may have the option to manage the property, pursuant to Section 21, and then, from and after the date that Tenant commences to manage the Property, Tenant shall be obligated to pay a one and one-quarter percent (1.25%) Property Management Fee to Landlord for asset management.

(C) Taxes. Subject to Section 4(E), commencing as of the Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Taxes, as hereinafter defined. The term “Taxes” as used in this paragraph shall be deemed to include all assessments, impositions and other governmental charges, ordinary and extraordinary, which may be levied, assessed or otherwise become a lien upon or charge against the Property. Landlord hereby represents to Tenant that, as of the Execution Date of this Lease, there are no betterments or special assessments affecting the Property. Betterments and special assessments shall only be included Taxes as if, and to the extent, the same were payable over the longest period of time permitted by Law. Notwithstanding anything to the contrary herein contained, Taxes shall exclude: (i) all excess profits taxes, franchise taxes, corporate excise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and commonwealth/state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (unless such tax is a substitute for or supplementary to an ad valorem property tax); and (ii) any penalties or interest caused by late payment of Taxes by Landlord which is not caused by the late payment of Taxes by Tenant.

(D) Payment Procedures.

(1) Additional rent shall be paid in monthly installments, due with the monthly payments of the Base Rent, based on the estimated budget provided by Landlord to Tenant. Landlord shall, on or before the date one hundred twenty (120) days after the end of each calendar year during the term of the Lease, reconcile actual costs and expenses with the budget figures and make appropriate adjustments with Tenant. As part of such annual reconciliation, the Landlord shall provide Tenant with a detailed statement of actual costs and expenses (“Year End Statement”) in Landlord’s normal format. Tenant shall, within thirty (30) days after such delivery, pay Tenant’s share to Landlord, as Additional Rent, less any estimated payments. If the estimated payments exceed Tenant’s share, then the excess shall be applied against the next installment(s) of Base Rent and Additional Rent payable by Tenant, except that, with respect to the reconciliation for the last year of the term of the Lease, Landlord shall, at the time that it delivers the Year End Statement for such year, reimburse Tenant for any overpayment by Tenant, to the extent that such overpayment exceeds any amounts then due from Tenant to Landlord.

(2) If Tenant provides a written request to Landlord within one hundred and eighty (180) days after receipt of the Year End Statement provided in this Section 4(D), Tenant shall be entitled, during reasonable business hours, to review Landlord’s books and records on which Landlord has calculated Additional Rent. Notwithstanding the foregoing, if, in performing any such audit, Tenant discovers any errors, Tenant shall have the right to review Landlord’s books and records for the one (1) year immediately preceding the year in question solely for the purpose of determining whether such errors were made in the preceding year. If Tenant’s review establishes any overpayment by Tenant, Landlord shall either, at Landlord’s option, credit such amount to Tenant’s next payment of Additional Rent, or refund such amounts within thirty (30) days after receipt of Tenant’s calculations; if Tenant’s review discloses any underpayment by Tenant, Tenant shall pay such amounts within thirty (30) days from the time it calculates, or receives the calculation of such amounts. If, after performing any such audit, it is determined that Landlord has overbilled Tenant by more than 5% for the year in question, Landlord shall reimburse Tenant for its reasonable out-of-pocket costs incurred in performing such audit. Such audits may be performed by Tenant’s certified public account or by Tenant’s internal auditors but in no event shall any such examiner be compensated on a percentage basis of any recovery from Landlord.

(E) Initial Budget; Phasing of Tenant’s Obligation to Pay Taxes. During calendar year 2006 the estimated budget for Additional Rent shall be $2.42 per rentable square foot ($1.50 per rentable square foot for Operating Costs and Property Management Fee Rent and $.92 per rentable square foot for Taxes). Tenant shall be responsible for Operating Costs) on the entire 145,527 square feet of the Premises commencing on the Rent Commencement Date. Tenant obligation to pay Taxes shall be phased in the same proportion that Tenant’s obligation to pay Base Rent is phased as set forth in Section 3 above.

(F) Tenant’s Proportionate Share. For the purposes of this Lease, Tenant’s Proportionate Share is the product of the rentable area of the Premises divided by the rentable area of the Building. At the time of signing of this Lease, such Tenant’s Proportionate Share is expected to be eighty-two and eight-tenths percent (82.8%), based on one hundred forty five thousand five hundred twenty seven (145,527) square feet divided by one hundred seventy five thousand seven hundred sixty three square feet (175,763) square feet, the rentable square footage of the Property.

Section 5 - Payment of Rent and Late Charges. Payments due under Sections 3 and 4 above shall be made at Landlord’s office at the address set forth in Section 37, or such other place as Landlord may designate in writing, on or before the first of each month. If any installment of Base Rent shall not be received by Landlord or Landlord’s designee within five (5) business days following the due date (provided, however, Landlord shall be required to give written notice to Tenant of such failure and Tenant shall have a cure period of five (5) business days once in any twelve month period, after which the late charge shall apply without notice), or within five (5) business days following written notice that such amount was not paid when due for Additional Rent, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount; provided, however, that Landlord hereby agrees to waive the first such late charge in any 12 month period. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days following the due date shall bear interest from the date when due until paid at an annual interest rate equal to the prime rate, as stated under the column “Money Rates” in The Wall Street Journal, plus four (4%) percent (“Lease Interest Rate”); provided, however, in no event shall such annual interest rate exceed the highest annual interest rate permitted by applicable Law. All payments under this Lease shall be paid to Landlord without notice or demand, and without abatement, deduction, counterclaim or set-off, except to the extent otherwise expressly set forth herein.

Section 6 - Security Deposit. Intentionally Omitted.

Section 7 – Option to Extend.

(A) Subject to the terms and conditions in this Section 7, Tenant shall have the right and option to extend the term of this Lease for two (2) consecutive additional periods (“Extension Terms”) of five (5) years each commencing on the expiration of the original term or the then Extension Term, upon all the terms and conditions of this Lease except for Base Rent. Base Rent during the Extension Term shall be at the greater of the Base Rent paid during the immediately preceding lease year or ninety five percent (95%) of the then fair market rent (“Fair Market Rent”) for the Premises, as defined below. Tenant may exercise its option to extend only if Tenant is not then (i.e. as of the giving of Tenant’s Exercise Notice, as hereinafter defined) in default in performance or observance of any term or condition of this Lease, after the giving of any applicable notice and the expiration of any applicable grace period. In addition, if, as of the commencement of the First Extension Term, either: (i) Tenant’s interest in this Lease has been assigned to anyone other than a Permitted Transferee (as defined in Section 22 hereof), or (y) Tenant has subleased more than fifty (50%) of the rentable area of the Premises to anyone other than a Permitted Transferee, then Tenant shall not have the right to extend the term of the Lease for the Second Extension Term. Tenant may exercise its options to extend only by delivering notice (“Tenant’s Exercise Notice”) of its intent to extend the term hereof to Landlord on or after the date eighteen (18) months prior to the expiration of the then current term of the Lease, but on or before the date twelve (12) months prior to the expiration of the then current term of the Lease, time being of the essence. If Tenant fails timely to give Tenant’s Exercise Notice, as aforesaid, Tenant’s option shall utterly expire, time being of the essence. Following the timely exercise by Tenant of its option to extend the term hereof, the term of the Lease shall, subject to Section 7(D), be deemed to be extended for the Extension Term in question, without the need for further act or deed by either party.

(B) The Fair Market Rent shall mean the rent then being paid by tenants for leases entered into as of the date in question for premises similar to the Premises in buildings which are comparable to the Building in terms of age, quality of construction, level of service and amenities, size and appearance and located in Southborough, Northborough, Marlborough and Westborough, Massachusetts. Fair Market Rent shall take into account all relevant factors, including, without limitation, whether the tenant is paying additional rent on a gross basis or on a net basis, as well as free rent, landlord construction allowances, and other economic concessions then being provided by landlords to tenants. Fair Market Rent shall not take into account the value of any leasehold improvements made by Tenant to the extent that the same have been paid for by Tenant.

(C) Tenant may, on or after the date fifteen (15) months prior to the end of the then current term, request that Landlord provide Tenant with Landlord’s determination of Base Rent for the Extension Term in question, and Landlord shall provide Tenant with Landlord’s determination of said Base Rent in writing within fifteen (15) business days of Landlord’s receipt of such request. If Tenant does not agree with Landlord’s determination, then Tenant shall so advise Landlord of such disagreement in Tenant’s Exercise Notice. If Tenant does not make such request of Landlord prior to the time that Tenant gives Tenant’s Exercise Notice for the Extension Term in question, Landlord shall, within thirty (30) days after Landlord receives Tenant’s Exercise Notice, furnish Tenant in writing with notice of Landlord’s determination of the Base Rent for the Extension Term in question. In such event, if Tenant does not agree with Landlord’s determination of Base Rent, Tenant shall advise Landlord in writing (“Dispute

Notice”) of such agreement within twenty (20) days of its receipt of such determination, In either case, if the parties do not agree upon the Base Rent for the Extension Term in question, then the Fair Market Rent shall be determined by appraisal as follows, Tenant hereby agreeing that it shall have no right to submit any dispute as to Fair Market Rent to appraiser unless Tenant has previously exercised its option to extend the term of the Lease for the Extension Term in question. Each of the parties shall, within twenty (20) days after the giving of Tenant’s Exercise Notice or within twenty (20) days after Tenant gives the Dispute Notice, select an appraiser, each of whom shall have at least five (5) years of experience in appraising commercial properties in the greater Boston area, and the two appraisers shall together select a third appraiser similarly qualified. The three appraisers together shall attempt to agree on the current market rate of Base Rent for the Extension Term in question. Failing a unanimous decision, the Base Rent shall be determined by majority vote of the appraisers. Landlord and Tenant shall each pay the charges for the appraiser which it selects, and they shall share equally the charges for the third appraiser. Following the exercise by Tenant of its option to extend the term hereof, all references in this Lease to the term hereof, or expressions of similar import, shall be deemed to refer to the term as so extended. The decision and award of the appraiser(s) shall be final and conclusive on all parties.

(D) Intentionally deleted.

Section 8 – Right of First Offer.

(A) Until the expiration (or earlier termination) of the Cascade Promotions Lease, Tenant shall have a right of first offer (“Right of First Offer”) to lease the entire space currently leased by Cascade Promotions consisting of approximately thirty thousand two hundred thirty-six (30,236) rentable square feet which space shall be available in June, 2011 unless earlier terminated (the “ROFO Space.”) The ROFO Space term shall be co-terminus with the term of this Lease and the ROFO Space rent and additional charges shall be the same per square foot Base Rent and other charges as are then applicable pursuant to this Lease. If the Tenant accepts the Landlord’s ROFO, this Lease shall be deemed amended and the ROFO Space shall become part of the Premises. Landlord shall be obligated to deliver such ROFO Space at the end of the Cascade Promotions Lease in its “as is” condition.

(B) Conditions. Both at the time Tenant exercises the Right of First Offer and as of the Term Commencement Date in respect of the ROFO Space, the Lease must be in full force and effect and Tenant shall not be in default of its obligations under the Lease after the giving of any applicable notice and the expiration of any applicable grace period.

(C) Landlord Notice. Landlord shall not lease any such ROFO Space to a third party unless and until Landlord has first offered the ROFO Space to Tenant in writing (the “First Offer Leasing Notice”) and Tenant either rejects such offer or a period of thirty (30) days has elapsed from the date that Tenant has received the First Offer Leasing Notice without Tenant having notified Landlord in writing of its acceptance of such First Offer Leasing Notice, time being of the essence. Landlord’s Notice shall set forth the date (“Estimated Commencement Date”) that Landlord estimates that the ROFO Space will be delivered to Tenant (i.e. the day of the existing tenant’s lease of the ROFO Space expires).

(D) Tenant Acceptance. If Tenant timely delivers to Landlord, in accordance with the conditions of this Section 8, written notice of Tenant’s exercise of the Right of First Offer for all of the ROFO Space and the Landlord determines that Tenant meets all of the conditions provided in this Section 8, then the ROFO Space shall be deemed added to the Premises and subject to the terms and conditions in this Lease, with the exception of those Lease modifications set forth in Section 8(f).

(E) Tenant’s Rejection or Failure to Meet Conditions. If Tenant declines or fails to duly and timely exercise its Right of First Offer or fails to meet all of the conditions provided in this Section 8, Landlord shall, except as set forth in this Section 8(e), thereafter be free to lease the ROFO Space in portions or in its entirety to any third-party at any time without regard to the restrictions in this Section 8 and on whatever terms and conditions Landlord may decide in its sole discretion, without again complying with all the provisions of this Section 8. Notwithstanding the foregoing, if the ROFO Space becomes available for lease to Tenant prior to June 30, 2011 and if Tenant does not elect to lease the ROFO Space at such earlier date, then Tenant shall again have the right to lease such ROFO Space for a term commencing as of June 30, 2011 (i.e. the term, including extension and renewal options, of the next tenant to lease the ROFO Space shall expire no later than June 30, 2011); provided however, that if the ROFO Space becomes available for lease to Tenant at such earlier date due to the then-existing ROFO Space tenant’s default under its lease of the ROFO Space with Landlord, and if Tenant does not elect to lease the ROFO Space at such earlier date, then Tenant shall again have the right to lease such ROFO Space for a term commencing as of the earlier of: (i) the expiration of the term of the next tenant’s lease of the ROFO Space, or (ii) the date five (5) years plus a period of time (not to exceed six (6) months) necessary to enable Landlord to relet the ROFO Space.

(F) Changes to Lease. If Tenant leases the ROFO Space pursuant to the terms of this Section 8, all the obligations, terms, and conditions under the Lease shall also apply to the ROFO Space except that:

i.	Term Commencement Date. The Term Commencement Date for the Lease for the ROFO Space (the “Term Commencement Date for the ROFO Space”) shall be the later of: (x) the Estimated Commencement Date set forth in Landlord’s Notice, or (y) the day the ROFO Space is delivered to the Tenant, broom clean, free of tenants or other occupants, and in the same condition in which the ROFO Space is now in, reasonable wear and tear excepted.

(1) If Term Commencement Date does not occur on the Estimated Commencement Date, Landlord shall, at Landlord’s sole cost, use reasonable efforts (which efforts shall include commencing and diligently prosecuting summary process proceedings) to recover possession of the ROFO Space from the existing occupants of the ROFO Space as soon as possible and to obtain any damages and hold over premiums (“Hold Over Premiums”) which has the right to obtain from such occupants. Landlord shall, within ten (10) days after it receives any Hold Over Premiums from such occupants, pay fifty percent (50%) of the net (i.e. net of reasonable attorney’s fees incurred by Landlord in obtaining such Hold Over Premiums) amount of such Hold Over Premiums to Tenant.

(2) If the Term Commencement Date does not occur on or before the date four (4) months after the Estimated Commencement Date, Tenant shall have the right to cancel its exercise of its right to lease the ROFO Space by giving written notice to Landlord.

ii.	Rent Commencement Date. The Rent Commencement Date in respect of the ROFO Space shall be the date ninety (90) days after the Term Commencement Date in respect of the ROFO Space.

iii.	The Premises. As of the Commencement Date for the ROFO Space, the ROFO Space shall be deemed part of the Premises, and the Premises shall be deemed to consist of the entirety of the Building and the Land.

iv.	Pro Rata Share. As of the Rent Commencement Date for the ROFO Space, Tenant’s pro rata share of Operating Costs and Taxes shall be one hundred percent (100%).

v.	Tenant Improvement Allowance. Landlord shall not be obligated to provide a Tenant Improvement Allowance to Tenant in respect of its demise of the ROFO Space.

vi.	Rent. ROFO Space rent shall be. at the Fair Market Rent computed pursuant to Section 7 above and additional charges shall be the same per square foot amount as is then applicable pursuant to this Lease.

(G) Confirming Lease Amendmen. If requested by either party, Landlord and Tenant shall promptly confirm the following in a written amendment to the Lease;

i.	The Commencement Date for the ROFO Space;

ii.	The Rent Commencement Date for the ROFO Space;

iii.	The location and size of the ROFO Space that was leased by Tenant with an exhibit annexed showing that space crosshatched;

iv.	The new Annual Rent to be paid by Tenant; and

v.	Tenant’s increased pro rata share of operating costs and real estate taxes.

Section 9 – Taxes and Assessments. Landlord shall pay and discharge all real estate taxes and levies, and charges and governmental impositions, duties and charges of like kind and nature, which shall or may during the term of this Lease be charged, laid, levied or imposed upon or become a lien or liens upon the Building and the Property, subject to Tenant making the payments of Additional Rent as required in Section 4 above. Tenant shall pay all personal property taxes and other governmental impositions on its personal property and fixtures located at the Premises.

Section 10 – Quiet Enjoyment. Landlord shall put Tenant in possession of the Premises at the Term Commencement Date, and Tenant, so long as there is no default by Tenant, after the giving of any applicable notice and the expiration of any applicable grace periods, shall peaceably and quietly hold and enjoy the Premises without hindrance by anyone claiming by, or through, Landlord, or anyone claiming superior title to Landlord, subject to the terms of this Lease.

Section 11 - Signs. Tenant may install exterior signage at the Tenant’s expense (subject to Landlord’s right to apply the Tenant Improvement Allowance towards such costs) with Landlord’s approval (which approval shall not be unreasonably withheld), and subject to the Landlord’s Building Signage standards and all municipal and state regulations. Except for the existing signage of Cascade Promotions (if any), no other exterior signage shall be permitted on the Property.

Section 12 - Repairs by Tenant.

(A) Tenant’s Obligations During Term and at End of Term. Except for those portions of the Premises which are required to be maintained by Landlord pursuant to Section 13, Tenant shall, at its own expense, be responsible for all maintenance and repairs to the Premises, including, without limitation, light bulbs, ballasts, the heating, ventilating and air conditioning systems, alarm system serving the Premises, and for all interior painting desired by Tenant and for the replacement of broken glass within the Premises (which includes the exterior windows). Tenant shall employ suitable contractors (approved by Landlord) to perform maintenance of said heating, ventilating and air conditioning systems, and alarm system. Tenant shall also promptly make any repairs lawfully required by any public authority as a result of changes in statutes or regulations which become effective subsequent to the beginning of the term of this Lease and which repairs are required because of the nature of the occupancy of the Premises by Tenant or the manner in which it conducts its business therein. At the expiration of this Lease or earlier termination hereof for any cause herein provided for, Tenant shall deliver up the Premises to Landlord broom clean and in the same sanitary and attractive condition and state of repair as at the Rent Commencement (as the same may be changed, from time to time, pursuant to the provisions of this Lease), reasonable wear and tear, taking by eminent domain and damage due to fire or other casualty, and damage caused the fault or neglect of Landlord, or Landlord’s agents, employees or contractors excepted.

Landlord makes no warranties or representations regarding indoor air quality or condition within the Premises to the extent related to Tenant’s installation of the HVAC system. Furthermore, Landlord shall have no responsibility regarding indoor air quality or condition (through rent offset by Tenant or otherwise), such responsibility being solely that of Tenant. Tenant has conducted or has had the opportunity to conduct all testing regarding indoor air quality and condition, and hereby releases Landlord for any claim therefore.

(B) Replacement of Systems Near End of Term. Tenant shall be under no obligation to replace any systems (including, without limitation, the HVAC system) serving the Premises during the three (3) years prior to the Termination Date (as extended in the event that Tenant exercises one or more of its extension options); however Tenant shall continue to be obligated to repair and maintain said systems in good working order until the Termination Date to the extent that it is possible to keep said systems in good working order without making replacing the systems or major components of such systems.

(C) Landlord’s Self-Help Rights. In the event Tenant fails to make promptly any repairs required of Tenant hereunder, or fails to perform any of its other obligations, Landlord may, at its option, if such failure continues for more than thirty (30) days after Landlord has provided notice to Tenant (except that no such prior notice shall be required in an emergency), make such repairs or perform such obligations to Tenant’s account and the reasonable cost thereof will become an obligation of Tenant under this Lease, payable within thirty (30) days of demand and any such amount shall bear interest at the Lease Interest Rate, as defined in Section 5, from the date of demand.

Section 13 - Landlord’s Maintenance.

(A) Landlord Obligations. Landlord shall, throughout the term of the Lease, maintain the structural portions of the Building (i.e. roof, foundations, exterior walls and windows, columns and beams), in good order, condition and repair, except to the extent that damage is caused by Tenant, Tenant’s agents, contractors or employees, subject to Section 26(C) below. In addition, subject to Section 21, Landlord shall maintain landscaping, parking and other paved areas, and common improvements (e.g. drainage, lighting, etc.) serving the Building in good order, condition, and repair. Landlord shall remove snow and ice from the parking and other all paved areas on the Land in accordance with the standards attached hereto as Exhibit L. Landlord shall keep the parking areas lit during night time hours. The parties acknowledge that it is their intention that pursuant to this Lease Tenant has responsibility for all non-structural maintenance and repair to the Premises. Except as expressly set forth in this Lease, Landlord has no obligation to provide any services to Tenant.

(B) Tenant Self-Help. In the event Landlord fails to make promptly any repairs required of Landlord hereunder, or fails to perform any of its other obligations, Tenant may, at its option, if such failure continues for more than thirty (30) days after Tenant has provided notice to Landlord (except that no prior notice shall be required in an emergency), make such repairs or perform such obligations to Landlord’s account and the cost thereof will become an obligation of Landlord under this Lease, payable within thirty (30) days of demand and any such amount shall bear interest at the Lease Interest Rate, as defined in Section 5, from the date of demand. If Landlord fails timely to pay any amounts due to Tenant pursuant to this Section 15 and Tenant obtains an arbitrator’s award that Landlord should have paid such amount, Tenant shall have the right to deduct such amounts from the next installments of Base Rent and other charges due from Tenant under the Lease.

(C) Landlord Fault.

(1) Rent Abatement. If the Premises, or any portion thereof, become untenantable by reason of Landlord Fault, as hereinafter defined, for a period of more than Abatement Period, as hereinafter defined, after Tenant gives Landlord written notice of such event, then Tenant’s obligation to Base Rent and other charges due under the Lease shall be equitably abated during such period of untenantability. The “Abatement Period” shall be defined as five (5) business days, except that to the extent that Landlord is delayed in curing such condition by reason of such force majeure, the Abatement Period shall be extended by such delay up to a maximum of ten (10) additional business days.

(2) Termination. If the Premises, or any portion thereof, become untenantable by reason of Landlord Fault for a period of more than Termination Period, as hereinafter defined, in the event of force majeure) after Tenant gives Landlord written notice of such event, then Tenant shall have the right to terminate this Lease upon written notice to Landlord. The “Termination Period” shall be defined as one hundred twenty (120) days, except that to the extent that

Landlord is delayed in curing such condition by reason of such force majeure, the Termination Period shall be extended by such delay up to a maximum of sixty (60) additional business days.

(3) Landlord Fault. “Landlord Fault” shall be defined as: (i) any failure by Landlord to perform any maintenance or repairs which are required to be performed by Landlord hereunder, (ii) any breach by Landlord in its maintenance and repair obligations under this Lease, or (iii) the negligence or willful misconduct of Landlord, or Landlord’s agents, employees or contractors.

(4) The provisions of this Section 13(C) shall not apply in the event of untenantability caused by fire, other casualty or taking.

Section 14 - Alterations and Additions.

(A) Tenant’s Right to Make Alterations. Tenant shall not make alterations or additions to the Premises, without obtaining Landlord’s prior written consent. Notwithstanding the foregoing:

(i) All initial Tenant improvements are subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Thereafter, Tenant shall have the right to make interior non-structural alterations which do not affect common building systems without Landlord’s consent, and

(ii) if Tenant leases the ROFO Space (i.e. so that the Premises become the entirety of the Property), Tenant shall have the right, upon at least five (5) business days prior written notice but without Landlord’s consent, to make any alterations, improvements or additions which Tenant desires, provided that: (x) there is no reduction in the value of the Premises, (y) Tenant gives Landlord at least five (5) business days prior written notice, and (z) at the end of the term, Tenant delivers to Landlord a space which can function as a warehouse and manufacturing facility (although Tenant shall have no obligation to leave any trade fixtures or business equipment in the Premises), together with ancillary office space.

Landlord shall respond to any request for Tenant consent under this Section 14 within ten (10) business days of Landlord’s receipt of such request. Tenant shall not make any penetrations of the roof or exterior wall except for roof penetrations at a location approved by Landlord and performed by a contractor approved by Landlord (Landlord hereby agreeing that Tenant may, without obtaining Landlord’s consent, engage contractors who: (i) install and/or maintain Tenant’s business equipment and trade fixtures, and (ii) performance maintenance and repairs required to be performed by Tenant pursuant to the provisions of this Lease), so long as said work shall not affect the shell or structure of the Building. Landlord may require evidence reasonably satisfactory to Landlord of available financing for any such alterations or additions; provided, however, that so long as Cytyc Corporation or a Permitted Transferee, as defined in Section 22, is the holder of the Tenant’s interest under this Lease, Tenant shall have no obligation to provide such evidence to Landlord. All such allowed alterations shall be at Tenant’s expense (except for the Tenant Improvement Allowance to be provided by Landlord pursuant to Sections 1(B) and 15 hereof) and shall be in quality at least equal to the present construction. Tenant shall provide the Landlord with plans and specifications for all alterations and will provide Landlord with monthly lien waivers from its general contractor. No Landlord’s approval of consent under this Section 14 shall be unreasonably withheld, conditioned, or delayed.

(B) Mechanics Liens. Tenant shall not permit any mechanics’ liens, or similar liens, to remain upon the Premises for labor and material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed at the direction of Tenant and shall, within thirty (30) days of its receipt of written notice of such lien from Landlord, to cause any such lien to be released of record, bonded over, or secured in a manner reasonably satisfactory to Landlord without cost to Landlord.

(C) Removal of Alterations. Any alterations or improvements made by Tenant shall become the property of Landlord at the termination of occupancy as provided herein; provided, however, that, in any event, Tenant shall have the right to remove its trade fixtures, business equipment, and Tenant’s Removable Property, as set forth on Exhibit H. Landlord reserves the right, which right may be exercised by Landlord at the time that Landlord approves Tenant’s plans for the alterations or improvements in question, to require that Tenant demolish and remove, at Tenant’s sole expense, any alterations or improvements made by Tenant. In no event, however, shall Tenant be required to remove: (i) any portion of the initial Tenant Work, except as set forth in Exhibit M and (ii) any of the items listed on Exhibit I. Such demolition and removal will be completed prior to Tenant vacating the premises upon the expiration or termination of this Lease.

Section 15 – Tenant Improvement Allowance. The Landlord shall provide a Tenant Improvement Allowance of $1,150,000 for Tenant’s Work, within twenty-one (21) days of Landlord’s receipt of bona fide independent third party invoices from Tenant, verification that the work has been completed by Landlord’s architect of record for the property, lien waivers from Tenant’s general contractor or construction manager, listing all subcontractors and materialmen being paid (with amount being paid) and lien waivers from Tenant’s subcontractors and materialmen providing one hundred thousand ($100,000) dollars or more in services or product. (In the event Tenant engages a construction manager, the threshold for lien waivers shall be fifty thousand ($50,000) dollars from individual subcontractor and materialmen or more in services. Construction manager lien waiver shall identify all subcontractors and materialmen being paid (with amounts being paid).) Tenant shall have the right to apply any unused portion of the Tenant Improvement Allowance, up to a maximum of One Hundred Fifty Thousand Dollars ($150,000.00) against Tenant’s obligations to pay Base Rent and other charges due under the Lease. If Landlord fails timely to pay any portion of the Tenant Improvement Allowance to Tenant, Tenant shall have the right to deduct the amount due from Landlord to Tenant against the next installment(s) of Base Rent and other charges due under the Lease. Landlord acknowledges that it has approved the plans and specifications for Tenant Work referenced on Exhibit C.

Section 16 – Intentionally Omitted.

Section 17 - Machinery, Equipment and Trade Fixtures. Tenant agrees that it will repair any damage to the Premises caused by the installation or removal by Tenant of any machinery, equipment, trade fixtures or appurtenances installed by Tenant in the Premises. Tenant agrees that (a) all machinery and equipment, and appurtenances thereto, installed in the Premises by Tenant, or by any employee, agent or subcontractor of Tenant, or by any subtenant of Tenant, which may be removed from the Premises without substantial damage to the Premises, and

(b) all furniture, furnishings and movable trade fixtures installed in the Premises, including, without limitation, all Tenant’s Removable Property listed on Exhibit H, shall be deemed to remain personal property and that all such machinery, equipment, appurtenances, furniture and movable trade fixtures of Tenant or of any employee, agent or subcontractor or subtenant of Tenant, must be removed, prior to the expiration of this Lease or its earlier termination for any cause herein provided for. Tenant shall repair any damage occasioned by such removal and shall restore the Premises to its condition as at the Rent Commencement Date, reasonable wear and tear, taking by eminent domain and damage due to fire or other casualty, and damage caused the fault or neglect of Landlord, or Landlord’s agents, employees or contractors excepted. Any such property which is required to be removed pursuant to the provisions hereof and which is not so removed prior to the expiration or earlier termination of this Lease and the vacancy of the Property by Tenant may be removed from the Premises by Landlord and stored for the account of Tenant; and if Tenant shall fail to reclaim such property within thirty (30) days following: (i) such expiration or earlier termination of this Lease, and (ii) the vacancy of the Premises by Tenant, such property shall be deemed to have been abandoned by Tenant and may be appropriated, sold, destroyed, or otherwise disposed of by Landlord upon ten (10) days prior written notice to Tenant and without obligation to account therefore except to the extent that the value recovered by Landlord on account of the disposal of such property exceeds any amount then due from Tenant to Landlord. Tenant shall pay to Landlord all reasonable costs incurred by Landlord in removing, storing, selling, destroying or otherwise disposing of any such property.

Section 18 - Utilities, Cleaning and Trash Removal. Tenant shall make arrangements for, and shall pay when due all charges for (i) all utilities, including but not limited to gas, electricity, heat, power, telephone, (ii) cleaning and janitorial services for the interior of the Premises, (iii) trash removal services for all wastes from the Premises, and (iv) any other services supplied to Tenant at the Premises, and shall hold and save Landlord harmless from any expense or liability connected to claims for non-payment of such services. Landlord shall be under no responsibility to supply either heat or hot water to the Premises at any time whatsoever. Landlord will provide utility connections up to the Premises. In no event shall Landlord be responsible or liable to Tenant or anyone claiming under Tenant for failure or cessation of supply of any utilities. Tenant shall be responsible to maintain the Premises’ HVAC Unit and shall obtain an annual service contract for its HVAC Unit with a service provider reasonably acceptable to Landlord.

Section 19 – Use of-the Premises.

(A) The Premises shall be used for office, manufacturing, distribution, warehousing, research and laboratory purposes (“Contemplated Uses”), and for any other lawful use compatible with the neighborhood and the buildings (by way of example call centers and retail centers are not deemed to be a compatible use.) In its use of the Premises, Tenant shall comply with all statutes, ordinances and regulations applicable to the use thereof, including, without limiting the generality of the foregoing, the Zoning Ordinance of the Town of Marlborough, Massachusetts, as now in effect or as hereafter amended; provided, however, that none of the foregoing limit the Permitted Use or the manner or hours of operation of the Premises for the Permitted Use. In addition, if the applicable codes require or if the insurance underwriters suggest that Tenant’s use suggests or requires any additional safety sprinklers or safety appliances be installed, Tenant shall furnish such items at its sole cost and expense.

(B) Tenant shall not injure or deface, or commit waste with respect to the Premises, nor occupy or use the Premises in such manner as to constitute a nuisance of any kind, nor for any purpose nor in any manner in violation of any present or future laws, rules, requirements, orders, directions, ordinances or regulations of any governmental or lawful authority including Boards of Fire Underwriters, Tenant shall, immediately upon the discovery of any unlawful, illegal or disreputable use, take all necessary steps to discontinue such use. Without limiting the foregoing, Tenant acknowledges that the operation or storage of motor vehicles within the Premises is prohibited. Tenant shall pay all extra insurance premiums, which may be caused by the use that Tenant may make of the Premises.

(C) Tenant shall procure all licenses or permits required by any use of the Premises by Tenant. Landlord shall cooperate with Tenant (at no cost to Landlord), in such manner as Tenant may reasonably request, in its attempts to obtain such licenses and permits.

(D) Tenant’s use of any access roads, parking areas and loading areas on the Property shall be subject to any reasonable, non-discriminatory rules or regulations that may be established from time to time by Landlord. In the event of any conflict between the Lease and such rules and regulations, the provisions of the Lease shall control. Notwithstanding the foregoing, if Tenant leases the ROFO Space, this Section 19(D) shall be void and without further force or effect.

(E) Tenant shall not permit any employee or servant of Tenant to violate the covenants or obligations of Tenant hereunder, and Tenant shall use reasonable efforts to prevent any invitee of Tenant from violating any Tenant’s covenants and obligations under this Lease.

(F) During the term of the Lease or any Extension Term, the Landlord agrees that it will not lease any space in the building to any business entity or activity which is directly competitive with any products or services currently being distributed or sold by Cytyc. Any entity or person which develops, manufactures or sells medical devices or medical diagnostic services or devices shall be considered to be “directly competitive” for the purposes of this Section 19(F). These companies currently include, but are not limited to, Quest Diagnostics Cervical Cancer Division, Laboratory Corporation of America Cervical Cancer Diagnostics Division, TriPath Imagin, Inc., Digene Corporation, Monogen Corporation, Conceptus, Zoft, and the competing divisions of Johnson & Johnson and Boston Scientific.

Section 20 – Use of Roof.

(A) Location of Roof Premises. Tenant may use a portion of the exterior space of the roof (the “Roof Premises”) for the installation of satellite or antenna devices, and other equipment necessary for Tenant’s business operations in the Premises. The Roof Premises is the portion of the roof located over the Premises is located as shown on Exhibit D annexed hereto and made a part hereof. If Tenant exercises the ROFO Space and is then leasing the entire Building, the Roof Premises shall be defined as the entire roof of the Building. In the event that either: (x) the operation of any roof-top equipment owned by Tenant causes interference with the operation of roof-top equipment owned by another tenant, or (y) the operation of any roof-top equipment owned by another tenant cause interference with the operation of roof-top equipment owned by Tenant, then Landlord and Tenant shall cooperate with each other in such manner as either party may reasonably request with the goal of eliminating such interference in a manner which allows all parties to continue to operate their roof-top equipment.

(B) Use of Roof Premises. Tenant shall not, without the prior written consent of Landlord, assign the use of the Roof Premises, sublet the Roof Premises or any portion thereof or mortgage, pledge or encumber its leasehold interest hereunder other than to a subtenant or assignee permitted pursuant to Section 22.

(C) Equipment Installation. Tenant may, at its sole expense, make such installations on the Roof Premises as may be approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant shall be obligated first to seek to engage Landlord’s roofing contractor for such work, provided that Landlord’s contractor offers Tenant a competitive price and is able to complete the work in a timely manner. If Landlord’s contractor is unable to meet these requirements, Tenant may hire a contractor of its own choice; provided, however, that Tenant obtains from its contractor, for the benefit of Landlord a warranty of said contractor’s work for fifteen (15) years from the date of completion of the work. However, before making any installations on the Roof Premises, in order to prevent damage to the roof or the voiding or other problems with the enforcement of the warranty of the roof, Tenant agrees to (i) provide Landlord and Landlord’s engineers with Tenant’s plans and specifications for any such installation, and (ii) obtain Landlord’s prior written consent to such installation (which consent shall not be unreasonably withheld, conditioned or delayed); and Tenant shall, at its sole cost and expense, have such roofing contractor and/or designee perform any work that affects the roof or roof warranty. Once such installation has been made, Tenant will not make any alterations to same without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Landlord shall have the right to disapprove any installations or alterations that may void or adversely affect the roof warranty.

(D) Installation Compliance With Laws. Tenant shall have Landlord’s roofing contractor install all equipment, at the sole cost, expense, and risk of Tenant, and shall do so in a good, workmanlike manner and in compliance with all federal, state, and local building, zoning, electric, telecommunications, and safety codes, ordinances, standards, regulations, laws, and requirements, including, without limitation, those of the Federal Communications Commission. Tenant, at its sole cost and expense, shall obtain any permits, licenses, variances, or other approvals required with respect to the installation or operation of the equipment to be installed by Tenant or to the alterations to be performed by Tenant. Tenant shall deliver true and complete copies thereof to Landlord prior to commencing any installations or alterations. Subject to Section 26(C), Tenant shall be responsible for any damage to the roof to the extent caused by Tenant’s roofing contractor and such responsibility shall survive the termination of this Lease.

(E) Tenant’s Compliance With Laws. Tenant, at its sole cost and expense, shall comply with all applicable laws relating to the use of the Roof Premises at the Premises, to the extent that compliance with same arises out of Tenant’s use of the Roof Premises, including without limitation, its installation or operation of the equipment thereon.

(F) Utility Service. Tenant shall make arrangements for, and shall pay when due, all charges payable to the electric and/or telephone company for utility services related to the Roof Premises. Tenant shall install, or cause to be installed, a separate meter for said utilities, or Tenant shall connect such utilities to the meter which measures the consumption of electric current in the Premises. In no event shall, subject to Section 13(C) Landlord be responsible or liable to Tenant or anyone claiming under Tenant for failure or cessation of supply of utility service.

(G) Landlord’s Right of Entry. Landlord shall have the right to enter the Roof Premises at any time in the event of an emergency and at all reasonable times and upon reasonable notice for the purpose of (i) inspecting same; (ii) making any repairs to the Roof Premises as may be necessary, in Landlord’s judgment, or (iii) exhibiting the Roof Premises for purpose of sale, lease, ground lease, or financing.

(H) Health Hazards. Anything to the contrary contained herein notwithstanding, if, during the Lease Term, Landlord, in its reasonable judgment, believes that any of Tenant’s uses of the Roof Premises poses a human health or environmental hazard that cannot be remediated or has not been remediated within sixty (60) days after Tenant has been notified thereof, then (i) Tenant shall immediately cease such use of the Roof Premises; and (ii) Tenant shall remove the equipment causing such hazard from the Roof Premises within thirty (30) days thereafter.

Section 21 - Management. Subject to the provisions of this Section 21, unless otherwise determined by Landlord, Ram Management Company (“Property Manager”) shall provide building management services. Notwithstanding the foregoing, if Tenant leases the ROFO Premises, then, at Tenant’s sole discretion, Tenant may engage its own Property Manager. In such event: (i) Tenant shall have no further obligation to pay any Operating Costs, except for Insurance Costs, as defined in Section 4(A)(1), (ii) Tenant shall have no further obligation to pay Property Management Fee Rent except as set forth in Section 4(B) and may hire its own Property Manager, and iii Landlord shall have no further obligation to provide any further services pursuant to Section 13(A) other than those set forth in the first sentence of Section 13(A).

Section 22 - Subleasing – Assignment.

(A) General Restriction. Except as set forth in this Section 22, Tenant shall not, without the prior written consent of Landlord, assign this Lease in whole or in part, sublet the Premises or any portion thereof or mortgage, pledge or encumber its leasehold interest hereunder. With respect to assignment, Tenant may not assign the Tenant’s interest without Landlord’s consent, which Landlord may grant or deny in its discretion. With respect to a sublet, the Landlord’s consent will not be unreasonably withheld if: (i) the proposed subtenant’s use of the Premises is not a Permitted Use, and (ii) the proposed subtenant’s financial statements and financial capacity are reviewed by and acceptable to Landlord, taking into account the then financial condition of the Tenant. Any request for such consent shall be accompanied with reasonably detailed information regarding the creditworthiness and business experience of the proposed assignee or subtenant. Tenant shall reimburse Landlord for its reasonable legal fees (which shall not exceed $2,500) incurred in connection with any such consent requested by Tenant, In the event of such assignment or sublease, Tenant shall remain liable to Landlord for all the rentals called for under the terms of this Lease and for the performance of all covenants herein to be performed by Tenant. It is agreed that if Landlord shall consent to such assignment or subletting, and Tenant shall thereupon assign this Lease or sublet all or any portion of the Premises to anyone other than a Permitted Transferee, then Tenant shall pay to Landlord fifty percent (50%) of any net proceeds in excess of the rental payable by Tenant in respect of the affected portion of the Premises derived from any third party sublease or assignment, after deduction of: (i) Tenant’s subleasing expenses (which expenses shall include third party out of pocket expenses incurred by Tenant in connection with sublease or assignment in question), and (ii) fifty percent (50%) of the unamortized cost of the initial Tenant’s Work (i.e. such cost to be amortized on a straight line basis over the initial term of the Lease) to the extent paid by Tenant and to the extent allocable during the term of the sublease or assignment in question to the affected portion of the Premises.

(B) Notwithstanding anything in this Section 22 to the contrary, Tenant will have the right, without Landlord’s consent, to assign Tenant’s interest in this Lease, and to sublease the Premises, or any portion thereof, to any of the following entities (each a “Permitted Transferee”):

(1) any entity (each a “Permitted Successor”) which succeeds to Tenant’s business in the Premises as the result of the merger, consolidation, or other corporate reorganization of Tenant, or from the sale of all, or substantially all, of the assets of Tenant, as long as the Permitted Successor, satisfies the following financial test immediately following such transaction: it shall have a net worth of at least one hundred fifty million dollars ($150,000,000), a Current Ratio (defined as current assets divided by current liabilities) of 2.0, a Total Debt to Equity Ratio (defined as total debt divided by shareholders’ equity) of 1, and Interest Coverage (defined as the ratio of annual Operating Income (EBIT) compared to annual interest due on all debt) of 3, as evidenced by audited financial statements provided to Landlord by Tenant., and

(ii) any entity which controls, is controlled by, or is under common control with Tenant (each an “Affiliate”)

Section 23 - Mechanic’s Lien. In the event of the filing in the Middlesex County Registry of Deeds of any notice of a builder’s, supplier’s or mechanic’s lien on the Premises arising out of any work performed by or on behalf of Tenant, Tenant shall, within thirty (30) days of the filing of such lien, cause said lien to be released and discharged, bonded over, or secured in a manner reasonably satisfactory to Landlord without cost to Landlord.

Section 24 - Liability.

(A) Landlord’s Liability. Except for injury or damage caused by the willful misconduct or negligent act of Landlord, its servants, employees, agents, or contractors, Landlord shall not be liable for any injury or damage to any person happening on or about the Premises or for any injury or damage to the Premises or to any property of Tenant or to any property of any third person, firm, association or corporation on or about the Premises. Tenant shall, except for injury or damage caused as aforesaid, indemnify and save Landlord harmless from and against any and all liability and damages, costs and expenses, including reasonable counsel fees, and from and against any and all suits, claims and demands of any kind or nature, by and on behalf of any person, firm, association or corporation, arising out of or based upon any injury or damage to the extent caused by the negligence or willful misconduct of Landlord, or Landlord’s servants, employees, agents, or contractors.

(B) Tenant’s Liability. Tenant shall, except to the extent of injury or damage for which Landlord is responsible pursuant to Section 24(A), indemnify and save Landlord harmless from and against any and all liability and damages, costs and expenses, including reasonable counsel fees, and from and against any and all suits, claims and demands of any kind or nature, by and on behalf of any person, firm, association or corporation, arising out of or based upon any injury or damage: (i) which shall happen in the Premises during the term of this Lease, or (ii) to the extent caused by the negligence or willful misconduct of Tenant, or Tenant’s servants, agents, employees or contractors.

(C) Limitations on Landlord’s Liability. Tenant agrees to look solely to Landlord’s interest in the Property (which interest shall include all sale, insurance and taking proceeds) for recovering of any judgment or claim against Landlord. It is understood and agreed that all covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors only with respect to breaches during Landlord’s and Landlord’s successors’ respective ownership of Landlord’s interest hereunder; provided that no holder of Landlord’s interest shall be released from liability unless its immediate successor assumes the obligations of Landlord under the Lease arising after such succession.

(D) Consequential Damages. In no event shall either party ever be liable to the other party for any indirect, special, or consequential damages suffered by the other party or any other party from whatever cause; provided, however, that nothing in this Section 24(D) shall relieve Tenant from any liability which Tenant has to Landlord under Section 36.

Section 25 - Liability Insurance. Tenant shall throughout the term hereof procure and carry, at its expense, commercial general liability insurance on the Premises with an insurance company authorized to do business in Massachusetts and having a rating of not less than A-VII in Best’s Insurance Guide and licensed to do business in the Commonwealth of Massachusetts. Such insurance shall be carried in the name of and for the benefit of Tenant and Landlord; shall be written on an “occurrence basis” and shall provide coverage of at least $5,000,000.00 in case of death of or injury to one person; at least $5,000,000.00 in case of death of or injury to more than one person in the same occurrence; and at least $2,000,000.00 in case of loss, destruction or damage to property. Such insurance may be carried by Tenant under a combination of a base policy and an umbrella policy. Tenant shall also maintain workers’ compensation insurance and commercial automobile insurance as required by applicable law. Tenant shall furnish to Landlord a certificate of such insurance that shall provide that the insurance indicated therein shall not be canceled unless the insurer uses commercially reasonable efforts to give at least thirty (30) days’ written notice to Landlord.

Section 26 - Fire and Extended Coverage Insurance.

(A) Insurance on the Building. Landlord shall procure and continue in force during the term hereof fire and extended coverage insurance on the Building, at one hundred percent of replacement cost above foundation walls, exclusive of the any improvements made by Tenant. Landlord shall consult with Tenant prior to placing any such insurance and such coverage is same or better than Landlord’s policy of insurance in Landlord’s commercially reasonable opinion, and if Tenant is able to obtain such insurance from an insurance company which is reasonably acceptable to Landlord and its mortgagee on a less costly basis, Landlord shall obtain such insurance from the company proposed by Tenant.

(B) Insurance on Tenant’s Property. Tenant shall procure and continue in force during the term hereof fire and extended coverage insurance on any and all improvements made by Tenant, and personal property and fixtures of Tenant which are situated in the Premises.

(C) All insurance policies carried by either party covering the Premises, including but not limited to contents, fire and casualty insurance, shall expressly waive any right on the part of the insurer against the other party (and Landlord’s insurer shall waive any such right which it has against any permitted subtenant or assignee). The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same shall be obtainable without extra cost, or if extra cost shall be charged therefore so long as the other party pays such extra cost. If extra cost shall be chargeable therefore, each shall advise the other thereof and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so. Each of the parties hereby waives all claims for recovery from the other party (and Landlord hereby waives any such claims which it has against any permitted subtenant or assignee) for any loss or damage to any of its property insured under such insurance policies, whether or not containing such subrogation waivers.

Section 27 – Condemnation, Destruction or Damage.

(A) Termination Rights on Takings. If the entirety of the Premises are taken by eminent domain, or condemned for public use, or if such portion of the Premises are so taken or condemned such that, in Tenant’s bona fide business judgment, the continued operation of Tenant’s business in the Premises will be materially adversely affected, this Lease may be terminated by Tenant, and thereafter neither party shall have rights or obligation that incur after said termination. If the entirety of the Property is so taken or condemned, or if, prior to the time that Tenant leases the ROFO Premises, such portion of the Property is so taken or condemned, such that, in Landlord’s bona fide business judgment, the continued operation of the Property is uneconomic, this Lease may be terminated by Landlord.

(B) Awards. Except as hereinafter set forth, any and all awards for such taking shall be the exclusive property of Landlord. Notwithstanding the foregoing, Tenant shall have the right to claim and recover (i) any sum awarded to Tenant for damages to or loss of Tenant’s business, and (ii) such compensation as may be separately awarded or recoverable by Tenant on account of any and all costs or losses related to removing Tenant’s merchandise, furniture, fixtures, leasehold improvements, and equipment to a new location, so long as such claims do not diminish the award available to Landlord with respect to the Building or Property, or its mortgagee, and such claim is payable separately to Tenant. Notwithstanding anything to the contrary herein contained, in the event that either party exercises the option set forth in Section 27(A) to terminate this Lease, then Tenant shall have the right to claim and recover for Covered Alterations (as defined below) as follows: (i) any claim payable separately to Tenant shall be payable only so long as such claim does not diminish the award available to Landlord and/or its mortgagee; and (ii) if there is a single award, then the award allocable to the Premises, after deduction of all reasonable costs, including without limitation, costs to restore, if applicable, and reasonable attorney’s fees, incurred by Landlord in establishing said claim and collecting said award, shall be allocated between Landlord’s (and its mortgagee’s) interest and Tenant’s interest as follows and in the following order: (1) first, the entire claim of any mortgagee shall be paid; (2) second, Landlord shall be reimbursed for the fair market value of its interest in Premises (less the amount of the principal of any mortgage paid to mortgagee pursuant to clause (1)); (3) third, Tenant shall be reimbursed for the unamortized portion of the cost of any alterations or improvements paid for solely by Tenant (“Covered Alterations”), amortized over the initial term of the Lease; and (4) the balance of the award, if any shall be paid to Landlord.

(C) Casualty.

(1) Landlord’s Restoration Obligation. Landlord shall, within sixty (60) days if the cost to repair is not more than $500,000.00 (“Minor Damage”), or seventy-five (75) days if the cost to repair is over $500,000.00 (“Major Damage”), after the Premises or the Building are damaged by any fire or other casualty, deliver to Tenant a reasonable estimate (“Restoration Period Estimate”) from a reputable contractor, of the date by which the repair and restoration necessary as a result of such fire or other casualty can be substantially completed. Subject to the provisions of this Section 27(C), if the Premises or the Building shall be damaged by fire or other casualty, Landlord shall promptly and diligently, to the extent of insurance proceeds made available to Landlord specifically for such repair, and subject to reasonable delays for insurance adjustment, delays caused by Tenant, and other delays beyond Landlord’s reasonable control, restore the Premises and the Building to substantially the same condition as when possession was initially delivered to Tenant; provided, however, Landlord shall not be required to rebuild, restore, repair or replace alterations or improvements made by Tenant to the extent that the cost of the same exceeds the Tenant Improvement Allowance or other improvements, alterations and additions, inventory, fixtures, furniture, furnishings, equipment and other personal property of Tenant. If such fire or other casualty shall have damaged the Premises and the Building necessary to Tenant’s occupancy, Tenant shall be entitled to an equitable abatement of Base Rent and other charges payable by Tenant under the Lease continuing from the date of such casualty until such time as any restoration or repairs which Landlord is required to undertake are restored substantially completed.

(2) Tenant’s Right to Terminate. If, based upon the Restoration Period Estimate, the estimated date by which Landlord would substantially complete repairs and restoration will be later than the date that is six (6) months after the date of the Restoration Period Estimate, Tenant shall have the right, which shall be exercisable by written notice given by Tenant to Landlord to terminate this Lease, effective not more than ninety (90) days after the date of such notice from Tenant.

(3) Landlord’s Right to Terminate. Landlord may elect not to rebuild and/or restore the Premises and the Building, and instead terminate this Lease by notifying Tenant in wilting of such termination (“Landlord’s Termination Notice”) within the latest of: (x) forty-five (45) days after the date of discovery of the damage, or (y) thirty (30) days after the date of the Restoration Period Estimate (such latest date, the “Landlord’s Termination Date”) such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Premises damaged by fire or other casualty or cause, if one or more of the following conditions are present:

(i) the damage is caused by a peril or cause which is not covered by Landlord’s insurance policies (and/or would not be covered by the policies Landlord is required to carry pursuant to this Lease) and, in Landlord’s reasonable judgment, the cost to repair the damage exceeds $1,500,000 (such amount, the “Uninsured Loss”), provided, however, if Tenant agrees to pay for the Uninsured Loss, and deposits such sum with Landlord’s mortgagee (or if there is no mortgagee, with a mutually acceptable escrow agent) within ten (10) business days after Tenant receives Landlord’s notice of termination, then Landlord shall not have the right to elect not to rebuild or restore and to terminate the Lease based on this subsection (i); or

(ii) the damage occurs during the last twenty-four (24) months of the Lease Term, provided, however, if the damage occurs during the last twenty-four (24) months of the Lease Term, and Tenant has an option to extend under Section 7 that has not yet been exercised, and Tenant exercises such option, by written notice given to Landlord within ten (10) business days after Tenant receives Landlord’s notice of termination, then

Landlord shall not have the right to elect not to rebuild or restore and to terminate the Lease based on this subsection (ii).

(4) Time for Repair. If neither Tenant nor Landlord elects to terminate this Lease pursuant to the termination rights set forth in Section 27(B) or 27(C) respectively (if applicable), then, Landlord shall substantially complete such repairs within: six (6) months for Major Damage, or four (4) months in the case of Minor Damage, or, in either case, such longer period as may be set forth in the Restoration Period Estimate (the applicable time period for substantial completion of such repairs and/or restoration is referred to herein as the “Repair Period”) after Landlord’s receipt of written notice from Tenant that it is waiving its right to terminate pursuant, subject to delays due to causes beyond Landlord’s reasonable control, not to exceed four (4) months for Major Damage and not to exceed forty-five (45) days for Minor Damage, and subject to delays caused by Tenant. If the repairs to be made by Landlord are not actually substantially completed within the applicable Repair Period, as extended for the period of time (“Excused Delay Period”) that Landlord is delayed as the result of causes beyond Landlord’s reasonable control (limited, as aforesaid), Tenant shall have the right to terminate this Lease by providing written notice to Landlord (the “Damage Termination Notice”), such termination to be effective on a date (the “Damage Termination Date”) set by Tenant in such Damage Termination Notice that is not more than one hundred and twenty (120) days after Landlord’s receipt of the Damage Termination Notice.

Section 28 - Repossession by Landlord. At the expiration of this Lease or upon the earlier termination of this Lease for any cause herein provided for, Tenant shall peaceably and quietly quit the Premises and deliver possession of the same to Landlord.

Section 29 - Mortgage Lien. Tenant agrees that this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to the lien of (1) any mortgage constituting a lien of the Property, or any part thereof, at the date hereof, (2) the lien of any mortgage hereafter executed to a bank, trust company or other recognized lending institution to provide permanent financing or refinancing of the land and improvements containing the Premises, and (3) any renewal, modification, consolidation or extension of any mortgage referred to in clause (1) and (2). Tenant shall, upon demand at any time or times with at least ten (10) business days prior written notice, execute, acknowledge and deliver to Landlord without any expense to Tenant, any and all instruments that may be necessary or proper to subordinate this Lease and all rights of Tenant hereunder to the lien of a mortgage referred to in (2) or (3) of the preceding sentence. It shall be a condition to the subordination of the Lease in accordance with this Section 29, that Landlord deliver to Tenant a nondisturbance agreement from the holder of the mortgage in question, in form reasonably acceptable to Tenant.

Section 30 - Tax Incentive Financing. Landlord agrees to use reasonable efforts to support Tenant’s efforts to obtain Tax Incentive Financing.

Section 31 - Environmental Matters.

(a) Tenant represents and warrants that it shall not use the Premises for the Storage, Treatment or Disposal of Hazardous Wastes, except in full compliance with all applicable laws, regulations and requirements of Governmental Authorities (as hereinafter defined). For the purposes of this Lease, the terms Hazardous Waste, Storage, Treatment and Disposal are defined by cumulative reference to the following sources, as amended from time to time: (1) The

Resource Conservation and Recovery Act of 1976, 42 USC §6901 et seq (RCRA); (2) EPA Federal Regulations promulgated thereunder and codified in 40 C.F.R. Parts 260-265 and Parts 122-124; (3) Chapter 21C and 21E of the Massachusetts General Laws; and regulations promulgated thereunder by any agency or department of the Commonwealth of Massachusetts. Promptly, upon the request of Landlord, Tenant shall provide Landlord with a list of all Hazardous Materials generated, stored, treated, or used on the Premises. It shall be a condition to Landlord’s receipt of any such information that Landlord execute and deliver to Tenant a Nondisclosure Agreement in the form attached hereto as Exhibit J.

(b) As used in this Section, the term “Hazardous Material” shall mean any substance, water or material which has been determined by any state, federal or local government authority to be capable of posing a risk of injury to health, safety and property, including, but not limited to, all of those materials, wastes and substances designated as hazardous or toxic by the U.S. Environmental Protection Agency, the U.S. Department of Labor, the U.S. Department of Transportation, and/or any other governmental agency, federal, state, or local, now or hereafter authorized to regulate materials and substances in the environment (collectively “Governmental Authority(ies)”).

(c) Tenant agrees to take responsibility for any remedial action required by Government Authorities having jurisdiction regarding any Hazardous Material or Hazardous Waste owned, controlled, used or manufactured by Tenant, or for which Tenant is otherwise legally responsible. Tenant shall pay all costs in connection with any such investigation or remedial activity including, without limitation, all installation, operation, maintenance, testing, and monitoring costs, all power and utility costs and any and all pumping taxes or fees that may be applicable to Tenant’s activities. Tenant shall perform all such work in a good, safe and workmanlike manner, in compliance with all laws and regulations thereto, and shall diligently pursue any required investigation and remedial activity until Tenant is allowed to terminate these activities by those Government Authorities having jurisdiction.

(d) Tenant shall conduct any testing, monitoring, reporting and remedial activities in connection with the Premises in a good, safe and workmanlike manner and in compliance with all laws and regulations applicable thereto. Tenant shall promptly, upon written request of Landlord, from time to time, provide Landlord with copies of any testing results and reports that are generated in connection with Tenant’s activities and that are submitted to any Government Authority.

(e) Tenant shall indemnify, hold harmless, and defend Landlord, its officers, members, employees and agents (collectively “Indemnities”) against all claims, demands, losses, liabilities, costs and expenses, including reasonable attorneys’ fees, (collectively “Liabilities”) imposed upon or accruing against Indemnitees as actual and direct costs of investigatory or remedial action required by any Government Authority having jurisdiction or as damages to third persons for personal injury or property damage arising from the existence of Hazardous Material or Hazardous Waste referred to in subparagraph (c). Such Liabilities shall include, without limitation: (i) injury or death to any person, (ii) damage to any other property, (iii) the cost of any demolition and rebuilding of the improvements containing the Premises, repair, or remediation and the preparation of any closure or other activity required by any Governmental Authority, (iv) any lawsuit brought or threatened, good faith settlement reached, or governmental order relating to the presence, disposal, release or threatened release of any Hazardous Material or Hazardous Waste referred to in subparagraph (c), on, from or under the land and building containing the Premises, and (v) the imposition of any liens on the land and building containing the Premises arising from Tenant’s activities on or about the Premises or from the existence of Hazardous Material or Hazardous Waste referred to in subparagraph (c).

(f) Tenant shall have no responsibility for Hazardous Waste or Hazardous Materials existing on the Premises on the date that Tenant first takes occupancy of the Premises, except that Tenant shall be responsible for any costs and expenses incurred by or assessed against Landlord which result from Tenant’s activities or from aggravation of such preexisting conditions during the tenancy of Tenant.

(g) Tenant shall use its best efforts (including payment of money) not to cause or suffer any lien to be recorded against the land and building containing the Premises as a consequence of, or in any way related to, the presence, remediation or disposal of Hazardous Material or Hazardous Waste in or about the Premises, including any mechanics’ liens and any so-called state, federal or local “superfund” lien relating to such matters.

(h) Notwithstanding anything herein to the contrary, Landlord warrants that, to the best of its knowledge, there are, as of the Execution Date of this Lease, no Hazardous Material or Hazardous Waste located in, on or under the Premises, the Building, or the Land. To the extent that any pre-existing Hazardous Materials or Hazardous Waste are discovered after the Execution Date of this Lease, Landlord agrees, at no cost to Tenant, to be responsible for removal of and remediation of any such Hazardous Materials or Hazardous Waste. Landlord agrees to provide Tenant with its Phase I report for Tenant review.

Section 32 - Americans With Disabilities Act. Upon delivery, the Premises, the Building and the Land will be in compliance with the American With Disabilities Act (ADA) and applicable State and City laws and ordinances. Any modifications required by said Act, or modifications necessitated by Tenant Improvement Work, shall be the responsibility of Tenant.

Section 33 - Default. The following shall be deemed to be “Events of Default” by Tenant: (i) Tenant fails to pay any installment of Base Rent or Additional Rent within seven (7) days after Tenant receives written notice from Landlord that the same is past due, or (ii) Tenant defaults in the performance or observance of any other covenant or condition in this Lease and such default remains unremedied for twenty (20) days after written notice thereof Tenant receives written notice from Landlord of such default, or such longer period of time as Tenant may reasonably require to cure such default so long as Tenant commences to cure such default within such twenty (20) day period and diligently prosecutes such cure to completion, or (iii) Tenant makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or any trustee of or for Tenant of any substantial part of its property, commences any proceeding relating to Tenant or any substantial part of its property under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or (iv) there is commenced against Tenant any such proceeding which remains undismissed for a period of ninety (90) days, or any order approving the petition in any such proceeding is entered, or Tenant by any act indicates its consent to, or acquiescence in any such proceeding or the appointment of any receiver of or trustee for Tenant of any substantial part of its property, or (v) suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days, Upon the occurrence of any Event of Default, then in any of such events, Landlord may immediately or at any time thereafter and without demand terminate this Lease by written notice to Tenant thereof or, without demand or notice enter upon the Premises or any part thereof in the name of the whole and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove their effects in any manner permitted law, without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant. Upon such termination notice or entry this Lease shall terminate, and Tenant covenants that, in case of such termination by reason of the default of Tenant, Tenant shall remain and continue liable to Landlord in an amount equal to the total Base Rent reserved for the balance of the term hereof plus all Additional Rent reserved for the balance of the term hereof less the net amounts (after deducting the expenses, incurred by Landlord in good faith, of repair, renovation or demolition and reasonable attorneys fees and leasing commissions, provided that such expenses shall be amortized over the term of the replacement lease with respect to which they were incurred) which Landlord realizes from the reletting of the Premises. As used in this Section, the term “Additional Rent” means the obligations of Tenant under Section 4 and the value of all considerations other than rent agreed to be paid or performed by Tenant hereunder, including, without limiting the generality of the foregoing, taxes, assessments and insurance premiums. Landlord hereby agrees to use reasonable efforts to mitigate any damages which it incurs in connection with any default by Tenant under this Lease. Landlord shall have the right, consistent with Landlord’s obligation to use reasonable efforts to mitigate its damages, as aforesaid, from time to time to relet the Premises upon such terms as it may deem fit, and if a sufficient sum shall not be thus realized to yield the net rent required under this Lease, Tenant agrees to satisfy and pay all deficiencies as they may become due during each month of the remaining term of this Lease. Nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease, or the term hereof, would have expired had there been no default by Tenant, or no such termination or cancellation. Tenant expressly waives service of any notice of intention to reenter and waives any and all right to recover or regain possession of the Premises, or to reinstate or redeem this Lease as may be permitted or provided for by or under any statute or law now or hereafter in force and effect. The rights and remedies given to each party to this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by such party, shall be deemed to be in exclusion of any of the others herein or by law or equity provided. Nothing contained in this Section shall limit or prejudice the right of Landlord to prove and obtain, in proceedings involving the bankruptcy or insolvency of, or a composition with creditors by, Tenant the maximum allowed by any statute or rule of law at the time in effect.

Section 34 - Legal Fees. In the event of any litigation between the parties, the losing party shall reimburse the prevailing party for its reasonable attorney’s fees and court costs; provided, however, in any instance in which Landlord brings an action against Tenant for nonpayment of Base Rent or Additional Rent or brings an action for eviction, Tenant shall reimburse Landlord for its reasonable attorney’s fees, expenses and costs even if the action is dismissed by Landlord; provided, however, that if Landlord receives an adverse decision in such action, then Landlord shall not be reimbursed for its fees.

Section 35 - Access to Premises.

(A) Subject to the provisions of this Section 35, Landlord or its representatives shall have free access to the Premises at reasonable intervals during normal business hours for the purpose of inspection, or for the purpose of showing the Premises to prospective purchasers or Tenants, or for the purpose of making repairs which Landlord is obligated to make hereunder or which Tenant is obligated to make hereunder but has failed or refused to make. The Landlord shall have access to the Premises at any time the Landlord deems, in good faith, that an emergency situation exists. The preceding sentence does not impose upon Landlord any obligation to make repairs. Landlord also reserves the right to alter, change, close or limit access to any portion of the common areas on the Property or to designate portions of such common areas for use by a single tenant of the Property; provided that: (i) Landlord may not exercise such rights in contravention of any of the provisions of this Lease, and (ii) in no event shall the exercise of Landlord’s rights under this Section 35 materially interfere with Tenant’s use of, or access to the Premises, or Tenant’s parking rights.

(B) Notwithstanding anything to the contrary in the Lease contained:

(1) Except in emergency situations, Landlord shall give Tenant reasonable notice prior to exercising any right which it has to enter the Premises.

(2) In exercising any right which Landlord has to enter the Premises, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises.

(3) Except in emergency situations, Tenant shall have the right to have a representative accompany Landlord and its representatives and contractors during any entry into the Premises,

(4) Landlord agrees that, except in case of emergencies threatening injuries to persons or damage to property, Tenant may require any Landlord or any person entering the Premises under Landlord’s authority to execute a confidentiality agreement in the form attached hereto as Exhibit J prior to its entry into the Premises to protect against the disclosure of Tenant’s proprietary information.

(5) Tenant shall have the right to designate secure areas in the Premises which Landlord shall have no right to enter, except in an emergency.

Section 36 - Holding Over. Except for written mutual consent by Landlord and Tenant, any holding over by Tenant after the expiration of the term of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to one hundred fifty percent hundred percent (150%) of the Base Rent and Additional Rent herein provided (prorated on a daily basis) and shall otherwise be on the terms and conditions set forth in this Lease as far as applicable. Tenant shall not be responsible for any damages to Landlord based upon any hold over in the Premises after the expiration of the term of the Lease unless hold over continues for a period of at least sixty (60) days.

Section 37 - Notice. Any written notice, request or demand required or permitted by this Lease shall, until either party shall notify the other in writing of a different address, be properly given if sent by certified or registered first class mail, postage prepaid, return receipt requested, or by prepaid overnight delivery service, telecopy, or telegram (with messenger delivery specified) and shall be deemed given on the day that such writing is received. A facsimile/telecopy notice shall be deemed delivered as long as the sender receives a facsimile/telecopy receipt and concurrently sends a “hard copy” addressed (if notice is given by mail) as follows:

If to Landlord:	With a Copy to:

c/o Ram Management Co., Inc.	Bernstein, Shur, Sawyer & Nelson
200 US Route One	100 Middle Street
Suite 200	P.O. Box 9729
Scarborough, ME 04074	Portland, Maine 04104-5029
Attn: Ms. Denine Leeman	Attn: Charles E. Miller, Esquire
Facsimile: 207-774-0264	Facsimile: 207-774-1127

If to Tenant:	With a Copy to:

Goulston & Storrs
Cytyc Corporation	400 Atlantic Avenue
250 Campus Drive	Boston, MA 02110-3333
Attn: Peter J. Rowden	Attn: Raymond Kwasnick, Esq.
Facsimile: 508-229-2795	Facsimile: 617-574-7065

Section 38 - Succession. This Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto. This section shall not be construed to give Tenant the right to assign this Lease, which shall be governed by Section 22.

Section 39 - Waiver. Any consent, expressed or implied, by either party to any breach by the other party of any covenant or condition of this Lease shall not constitute a waiver of any prior or succeeding breach of the same or any other covenant or condition of this Lease. Acceptance by Landlord of rent or other payment with knowledge of a breach of or default under any term hereof by Tenant shall not constitute a waiver by Landlord of such breach or default. This Lease shall not be modified or canceled except by writing executed by Landlord and Tenant.

Section 40 - No Representations. No representations of any kind or nature concerning the Premises or any part thereof not contained herein have been made to Tenant either before or at the time of the execution of this Lease.

Section 41 - Brokerage. Cushman & Wakefield of Boston, Inc. is the only broker of record in this Lease transaction and in the event a Lease is consummated they shall be compensated by the Landlord in accordance with its Listing Agreement with the Landlord.

Section 42 - Governing Law. This Lease shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

Section 43 - Jury Trial Waiver. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, TENANT, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS HEREBY KNOWINGLY, WILLINGLY, AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS TENANT MAY HAVE TO A TRIAL BY JURY IN ANY EVICTION ACTION OR ANY OTHER PROCEEDING BROUGHT BY LANDLORD, OR LANDLORD’S SUCCESSORS AND/OR ASSIGNS BASED UPON OR RELATED TO THE PROVISIONS OF THIS LEASE.

Section 44 - Force Majeure. With respect to any services, including, without limitation, electric current or water to be furnished by Landlord to Tenant, or obligations to be performed by either party hereunder, neither party shall in any event be liable for failure to furnish or perform the same when (and the date for performance of the same shall be postponed so long as such party is) prevented from doing so by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or perform such obligations or because of war or other emergency, or for any cause beyond either party’s reasonable control, or for any cause due to any act or neglect of the other party or the servants, agents, employees, licensees, invitees of such other party; provided, however, that: (i) nothing herein shall extend or delay any termination, abatement or self-help right which Tenant has under this Lease which is based upon a time certain, (ii) financial inability shall in no event be deemed to be a cause beyond either party’s control, and (iii) in any case where a party is unable to perform based upon a cause beyond its control, such party shall use diligent efforts to perform such obligation, notwithstanding such cause beyond its control. Force majeure shall in no event excuse late or non-payment of Base Rent or other charges due to Landlord.

Section 45 - Invalidity of Particular Provisions. If any term or provisions of this Lease or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Lease, or the application of such terms or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 46 - Recording. Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

Section 47 - Status Report. Recognizing that either party (“Requesting Party”) may find it necessary to establish to third parties, such as accountants, banks, mortgagees, subtenants, assignees, or the like, the then current status of performance hereunder, each party (“Responding Party”), on the request of the Requesting Party made from time to time, will within ten (10) days furnish to the Responding Party, or the holder of any mortgage encumbering the Premises, as the case may be, a statement of the status of any matter pertaining to this Lease which is within the knowledge of such party, including without limitation,, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease; provided, however, that in no event shall the Responding Party be required to incur any out-of-pocket costs in order to respond to any such request of the Requesting Party.

Section 48 - Arbitration. With respect to any dispute between the parties which, pursuant to Section 4(A)(2) of this Lease, may be resolved by arbitration, such arbitration proceedings shall be held in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Boston, Massachusetts. Notwithstanding the above sentence, in the event of eviction proceeding brought by Landlord or a proceeding brought by the Landlord for the Tenant’s failure to pay Base Rent or other charges, Landlord may elect to arbitrate or to bring court action.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed and delivered as of the day and year first above written.

WITNESS:	445 SIMARANO DRIVE, MARLBOROUGH, LLC (Landlord)
	By:	RAM MANAGEMENT CO., INC. D/B/A
RAM ASSET MANAGEMENT

/s/ Charles E. Miller		By:	/s/ Howard A. Goldenfarb
Charles E. Miller		Name: Howard A. Goldenfarb
President of Ram Management Co., Inc.

CYTYC CORPORATION (Tenant)

		By:	/s/ PATRICK J. SULLIVAN
		Name:	PATRICK J. SULLIVAN
		its:	CHAIRMAN AND CEO
Thereunto duly authorized